EXHIBIT 99.2

For Immediate Release	Contact: Dan Kelly
January 25, 2006	(919) 774-6700

Terry L. McElroy Appointed to The Pantry, Inc. Board of Directors

Sanford, North Carolina, January 25, 2006 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that its Board of Directors has appointed Terry L. McElroy to serve as a Director of the Company. The appointment is effective March 1, 2006.

Mr. McElroy, 57, is President of McLane Grocery Distribution, a unit of McLane Company, Inc. McLane is a leading national provider of wholesale distribution and logistics services to convenience stores (including The Pantry), drug stores, mass merchandisers, quick-service restaurants, movie theaters and other specialty retailers. Mr. McElroy joined McLane in 1981 as Vice President of Distribution and was named a Regional Vice President in 1984. He was promoted to Senior Vice President, Grocery Operations in 1990, and named President of McLane Grocery Distribution in 2001. Mr. McElroy recently announced his retirement from McLane, effective in February 2006. He earned his B.A. degree from the University of Texas at Arlington.

President and Chief Executive Officer Peter J. Sodini said, “We are very pleased to welcome Terry to The Pantry’s Board of Directors. He is considered one of the most knowledgeable executives in the industry, and has been a primary architect of McLane Company’s growth from a small Texas wholesaler to the $24 billion business it is today. With his wealth of experience in the convenience retailing arena, I am certain Terry will provide valuable perspective in the years ahead.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of December 29, 2005, the Company operated 1,401 stores in eleven states under a number of banners including Kangaroo Express(SM), Golden Gallon(R), and Cowboys(SM). The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.